LANDRY’S RESTAURANTS, INC. ANNOUNCES
COMMENCING THE ARRANGEMENT OF AN
AMENDED AND RESTATED BANK CREDIT FACILITY

HOUSTON, Texas (January 15, 2009) – Landry’s Restaurants, Inc. (NYSE: “LNY”) today announced that it will be arranging an amended and restated bank credit facility in the amount of $210 million, consisting of a $50 million revolving credit facility and a $160 million term loan. The new facility will be arranged by Wells Fargo Foothill, LLC and Jefferies Finance LLC.

The Company plans to use the net proceeds of the borrowings under the amended and restated bank credit facility, along with the net proceeds of an offering of senior notes for $270 million in gross proceeds that it announced today, to refinance substantially all of its outstanding debt, pay related transaction fees and expenses and for general corporate purposes.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby.  Readers are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the Company’s inability to consummate the notes offering and the amendment and restatement of its bank credit facility or to obtain alternative financing to pay off its existing debt; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Company may not update or revise any forward-looking statements made in this press release.

	Steven L. Scheinthal	Rick H. Liem
	Executive Vice President and General Counsel	Executive Vice President and CFO
CONTACT:	(713) 850-1010	(713) 850-1010